February 27, 2007 sale of 33,835 shares

Sale Price  Shares Sold

$3.14   1,200

$3.15   2,305

$3.16   1,895

$3.17   200

$3.18   11,500

$3.19   800

$3.20   900

$3.21   5,374

$3.23   100

$3.25   2,400

$3.27   500

$3.28   6,561

$3.29   100

February 28, 2007 sale of 8,526 shares

Sale Price  Shares Sold

$3.11   400

$3.13   2,300

$3.14   2,200

$3.15   1,126

$3.18   1,700

$3.19   700

$3.20   100